As filed with the Securities and Exchange Commission on May 29, 1998

                                            Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933



                 WHITMAN CORPORATION
(Exact name of registrant as specified in its charter)


Delaware                                 36-6076573
(State or other jurisdiction of          (I.R.S.Employer
incorporation or organization)           Identification No.)


3501 Algonquin Road, Rolling Meadows, Illinois 60008
(Address of Principal Executive Offices including Zip Code)


REVISED STOCK INCENTIVE PLAN
(Full title of the plan)


WILLIAM B. MOORE
Senior Vice President, Secretary and General Counsel
Whitman Corporation
3501 Algonquin Road
Rolling Meadows, Illinois 60008
(Name and address of agent for service)

(847) 818-5000

(Telephone number, including area code, of agent for service)


                    CALCULATION OF REGISTRATION FEE

                                                Proposed
                                Proposed        maximum
                    Amount      maximum         aggregate    Amount of
Title of securities to be       offering price  offering     registration
to be registered    registered  per share (1)   price (1)    fee


Common Stock       5,000,000    $22.1875       $110,937,500  $32,726.56
Without Par          shares
Value (2)

(1) Based upon the average of the high and low sales prices for the Common Stock, as reported for New York Stock Exchange Composite
Transactions on May 22, 1998, pursuant to Rule 457(c).



(2) This Registration Statement also pertains to Rights to purchase shares of Junior Participating Second Preferred Stock (Series 1) of the Registrant (the "Rights"). Included with each share of Common Stock is one Preferred Share Purchase Right. Until the occurrence of certain prescribed events the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held subject to adjustment pursuant to anti-dilution provisions.

Pursuant to Rule 429, the prospectus for use in connection with the securities covered by this Registration Statement includes the information which currently would be required in a prospectus relating to the securities covered by Registration Statement No. 33-22680 of IC Industries, Inc. and Registration Statement No. 33-65006 of Whitman Corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement, except to the extent that any statement or information contained therein is modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference.

    (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

    (b) All other reports filed by the Registrant pursuant to
        Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since December 31, 1997.

    (c) The description of securities to be registered contained in the Registration Statement filed pursuant to Section 12 of the 1934 Act relating to the Registrant's common stock, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

       Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon for the Company by William B. Moore, Senior Vice
President, Secretary and General Counsel of the Company.  Mr.
Moore owns, and has options to purchase, shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the Company's By-Laws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article NINTH of the Company's Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

Directors and officers of the Company are insured, at the expense of the Registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

Item 7. Exemption from Registration Claimed.

       Not applicable.

Item 8. Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

    (i) To include any prospectus required by Section 10(a)(3)
        of the Securities Act of 1933, as amended (the "1933
        Act");

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

  (b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, and the State of Illinois, on this 29th day of May, 1998.

       WHITMAN CORPORATION

       By /s/ WILLIAM B. MOORE
       William B. Moore
       Senior Vice President,
       Secretary and General Counsel

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 1998.

         Signature                       Title

      BRUCE S. CHELBERG*         Chairman and Chief Executive
      Bruce S. Chelberg          Officer (principal executive
                                 officer) and Director

      FRANK T. WESTOVER*         Executive Vice President
      Frank T. Westover          (principal financial officer
                                 and principal accounting
                                 officer)

      HERBERT M. BAUM*           Director
      Herbert M. Baum

      RICHARD G. CLINE*          Director
      Richard G. Cline

      PIERRE S. DU PONT*         Director
      Pierre S. du Pont

      ARCHIE R. DYKES*           Director
      Archie R. Dykes

     CHARLES W. GAILLARD*        Director
     Charles W. Gaillard

     JAROBIN GILBERT, JR.*       Director
     Jarobin Gilbert, Jr.

    VICTORIA J. GREGORICUS*      Director
    Victoria J. Gregoricus

      CHARLES S. LOCKE*          Director
      Charles S. Locke

*By /s/ WILLIAM B. MOORE
        William B. Moore
        Attorney-in-fact

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

   4(a) Certificate of Incorporation of the Registrant, as restated April 30, 1987, and subsequently amended through June 24, 1992 (incorporated herein by reference to Exhibit (3)a of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

   4(b)             By-Laws of the Registrant, as amended
                    September 20, 1996 (incorporated herein
                    by reference to Exhibit (3)b to the
                    Registrant's Annual Report on Form 10-K
                    for the fiscal year ended December 31,
                    1997).

   4(c) Rights Agreement dated as of January 20, 1989, between the Registrant and the Rights Agent (incorporated herein by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A filed on January 27, 1989).

   4(d) Amendment dated as of June 19, 1992, between the Registrant and the Rights Agent, to the Rights Agreement dated as of January 20, 1989 (incorporated herein by reference to Exhibit 1 to Amendment No. 1 (Form 8) to the aforesaid Registration Statement on Form 8-A, filed on June 23, 1992).

   4(e) Revised Stock Incentive Plan, as Amended and Restated April 30, 1998.

   4(f)             Form of Nonqualified Stock Option
                    Agreement.

   5                Opinion of Counsel re Legality.

   23(a)            Consent of Independent Public
                    Accountants.

   23(b)            Consent of Counsel (included in Exhibit
                    5).

   24  Powers of Attorney.